Comparison of change in value of $10,000 investment in Dreyfus Premier Strategic Income Fund Class A shares, Class B shares, Class C shares, Class R shares and the Merrill Lynch Global Bond Index

EXHIBIT A:

           Dreyfus   Dreyfus   Dreyfus   Dreyfus
           Premier   Premier   Premier   Premier
          Strategic Strategic Strategic Strategic Merrill
            Income    Income    Income   Income   Lynch
            Fund      Fund      Fund      Fund     Global
  PERIOD   (Class A  (Class B  (Class C (Class R   Bond
           shares)   shares)   shares)   shares)  Index *

 12/29/00    9,549    10,000    10,000    10,000   10,000
  1/31/01    9,748    10,208    10,200    10,216   10,062
  4/30/01    9,723    10,163    10,156    10,189    9,913
  7/31/01   10,049    10,490    10,476    10,535   10,127
 10/31/01    9,702     9,732    10,000    10,178   10,626




* Source: Lipper Inc.